Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of December 31, 2013, among Laredo Petroleum, Inc., a Delaware corporation (the “Company”), Laredo Petroleum Holdings, Inc., a Delaware corporation (the “Parent Guarantor”) Laredo Midstream Services, LLC, a Delaware limited liability company (“Laredo Midstream”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).  Capitalized terms used herein without definition have the respective meanings assigned to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company, the Parent Guarantor, Laredo Midstream and the Trustee are parties to (i) that certain Indenture, dated as of April 27, 2012 (the “Base Indenture”) and (ii) that certain Supplemental Indenture, dated as of April 27, 2012 (the “Supplemental Indenture”; and the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”) which Indenture provides for the issuance of 7 3/8% Senior Notes due 2022 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of December 31, 2013, by and among the Company, Laredo Petroleum—Dallas, Inc., a Delaware corporation and Laredo Petroleum Texas, LLC, a Texas limited liability company, prior to the time of execution and delivery of this Second Supplemental Indenture, each of the previously existing Guarantors under the Indenture (other than the Parent Guarantor and Laredo Midstream) has merged with and into the Company, with the Company as the surviving entity; and, as a result thereof, the only Guarantors under the Indenture are now the Parent Guarantor and Laredo Midstream;

WHEREAS, the Company wishes to merge, on the date hereof and effective as of the time set forth in the Certificate of Merger filed with the Secretary of State of the State of Delaware (the “Effective Time”), with and into the Parent Guarantor, with the Parent Guarantor as the Surviving Entity (in such capacity, the “Successor”), pursuant to Section 253 of the Delaware General Corporation Law;

WHEREAS, Section 801 of the Base Indenture expressly provides, among other things, that the Company shall not merge into another Person unless (i) the Person into which the Company is merged shall be a corporation, partnership or trust, organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Person into which the Company is merged shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all Securities and the performance or observance of every covenant of the Base Indenture on the part of the Company to be performed or observed, (iii) immediately after giving effect to such merger and treating any indebtedness which becomes an obligation of the Company at the time of the merger as having been incurred by the Company at such time, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing and (iv) the Company shall have delivered to the Trustee and Opinion and an Officers’ Certificate, each stating that such merger, and if a supplemental indenture is required in connection with the merger, such supplemental indenture, comply with Article VIII of the Base Indenture and that all conditions precedent relating to such merger have been complied with.

WHEREAS, Section 5.01 of the Supplemental Indenture expressly provides, among other things, that neither the Company nor the Parent Guarantor shall merge with or into any other Person unless (i) the Parent Guarantor or the Company will be the Surviving Entity, (ii) the Surviving Entity (including if the Surviving Entity is the Parent Guarantor) shall expressly assume, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, the Base Indenture (as it relates to the Notes) and the Supplemental Indenture, (iii) each Guarantor, if any, unless it is the other party to the transaction described above, will have by supplemental indenture confirmed that its Guarantee shall apply to the Surviving Entity’s obligations under the Supplemental Indenture, the Base Indenture (as it relates to the Notes) and the Notes and (iv) the Parent Guarantor or (if the Parent Guarantor is merging into, consolidating with or disposing of assets and is not the Surviving Entity) the Surviving Entity will have delivered, or caused to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that such merger and the supplemental indenture in respect thereof comply with the Supplemental Indenture and the Indenture (as it relates to the Notes);

WHEREAS, pursuant to Section 801 of the Base Indenture and Section 5.01 of the Supplemental Indenture, the Company, the Parent Guarantor, Laredo Midstream and the Trustee have agreed to enter into this Second Supplemental Indenture for the purposes stated herein;

WHEREAS, Section 901 of the Base Indenture and Section 8.01 of the Supplemental Indenture each provides that, without the consent of any Holders, the Company, the Parent Guarantor and Laredo Midstream, when authorized by a Board Resolution of the Company (and, in the case of the Base Indenture, when authorized by a Board Resolution of each Guarantor), and the Trustee, at any time and from time to time, may supplement or amend the Indenture to evidence the succession of another Person to the Company under the Notes, and the assumption by any such successor of the covenants of the Company in the Indenture and the Notes in accordance with Section 5.01 of the Supplemental Indenture; and

WHEREAS, all things necessary have been done to make this Second Supplemental Indenture, when executed and delivered by the Company, the Parent Guarantor and Laredo Midstream, the legal, valid and binding agreement of the Company, the Parent Guarantor and Laredo Midstream, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Parent Guarantor, Laredo Midstream and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1.  Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.  Assumption.

(a)                                 Effective at the Effective Time, the Successor hereby assumes the due and punctual payment of and any premium and interest on the Securities and the performance or observance of any covenant of the Base Indenture on the part of the Company to be performed or observed.

(b)                                 The Successor, from and after the Effective Time, hereby succeeds to, and is substituted for, and may exercise every right and power of, the Company under the Base Indenture with the same effect as if the Successor had been named as the Company therein, and thereafter the Company shall be relieved of all obligations under the Base Indenture and the Securities.

(c)                                  Effective at the Effective Time, the Successor hereby assumes all the obligations of the Company under the Notes, the Base Indenture (as it relates to the Notes) and the Supplemental Indenture with the same effect as if the Successor had been named as the Company in the Base Indenture (as it relates to the Notes) and the Supplemental Indenture.

(d)                                 The Successor shall, from and after the Effective Time, by virtue of the foregoing assumption and the delivery of this Second Supplemental Indenture, succeed to, and be substituted for, and may exercise every right and power of, the Company under the Base Indenture (as it relates to the Notes) and the Supplemental Indenture with the same effect as if the Successor had been named the Company in the Base Indenture (as it relates to the Notes) and the Supplemental Indenture, and from and after the Effective Time, the Company shall be relieved of all obligations and covenants under the Base Indenture (as it relates to the Notes) and the Supplemental Indenture and the Notes.

Section 3. Guarantor.  Laredo Midstream hereby confirms that its Guarantee shall apply to the Successor’s obligations under the Indenture and the Notes.

Section 4.  GOVERNING LAW.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 5.  Counterparts.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  Delivery of an executed counterpart of this Second Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Second Supplemental Indenture.  Any party delivering an executed counterpart of this Second Supplemental Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this Second Supplemental Indenture, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Second Supplemental Indenture.

Section 6.  Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, the Parent Guarantor and Laredo Midstream.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

LAREDO PETROLEUM, INC.

By:	/s/ Richard C. Buterbaugh
Name:	Richard C. Buterbaugh
Title:	Executive Vice President and Chief Financial Officer

LAREDO PETROLEUM HOLDINGS, INC.

By:	/s/ Richard C. Buterbaugh
Name:	Richard C. Buterbaugh
Title:	Executive Vice President and Chief Financial Officer

LAREDO MIDSTREAM SERVICES, LLC

By:	/s/ Richard C. Buterbaugh
Name:	Richard C. Buterbaugh
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ John C. Stohlmann
Authorized Signatory

[Signature Page to Second Supplemental Indenture]